SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 15, 2007

Nuance Resources Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-134715	98-0462664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601-8623 Granville St., Vancouver, B.C., Canada	V6P 582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  778-235-6658

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We disclosed in the original Current Report on Form 8-K, filed with the SEC on December 19, 2007, that the represented potential reserve of the 10D Hayter 10-8-40-1 W4M Well was $3,450,000 @$50/bbl as a result of a preliminary engineering evaluations. Upon further review, this disclosure does not qualify as a “proven reserve” under Regulation S-K, and should not be relied upon as such.  We are, therefore, amending this Current Report to remove the disclosure, and further explain that economic productivity on the Well cannot be determined at this time.

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

In mid October 2007, BMW Energy Corp. commenced its analysis of the seismic data conducted on the Highway 21 Prospect.  The data was never interpreted by us.  The results are unknown to us as it is typically confidential information to be shared only amongst the participants in a project.  On October 15, 2007, we agreed to sell to CLE 100% of our interest in the seismic data for the Highway 21 Project and our rights in the underlying participation agreement we signed on December 21, 2006 in consideration for one hundred ten thousand Canadian dollars (C$110,000) payable under a Promissory Note stated to mature on November 30, 2007.

On November 30, 2007, we received a proposal from CLE to retire the Promissory Note in exchange for a 20% working interest participation in the completion of well known as the 10D Hayter 10-8-40-1 W4M Well (the “Well”).

The interest in the Well started in June 30, 2006 when a company known as Black Creek Resources Ltd. (“BCR”) negotiated a Seismic Option Agreement with Canpar Holdings Ltd. (“Canpar”) covering certain lands (the “Option Lands”) in  Township 40, Range 1 W4M Section 8, near the town of Hayter, Alberta.

On August 1, 2006, CLE signed a Participation Agreement (“PA1”) with BCR in which CLE acquired the right to become the operator and drill the Well on the Option Lands.  In order to exercise that interest and acquire the rights to drill the Well, CLE agreed to pay 100% of all costs associated with the Seismic Option Agreement and will pay 100% of the funds required to purchase rights to any existing seismic on the property which may be for sale and or shoot additional 2D and 3D on the property as required, pursuant to standard industry costs and practices

CLE has represented to us that it has met all the necessary conditions to drill the Well and now owns 80% of the Well, subject to a 22.5% royalty payable to Canpar. We have purchased an interest in this Well. The Well has been drilled, cased, but not completed for production. As such, we entered into a Participation Agreement (“PA2”) on November 30, 2007 whereby CLE assigned to us a 20% interest in CLE’s revenues earned on the Well in consideration of the retirement of the outstanding Promissory Note for C$110,000 owned to us.  Our net interest in the revenues from this Well will be approximately 15.5% of production, less general and administrative charges. Under the agreement, we are obligated to pay 20% of the completion costs of the Well however we will retain no interest in either the existing or ongoing seismic programs.

Economic productivity cannot be determined until the Well is completed and tested. Currently there are no proven or probable reserves associated with the Well. Upon the completion of the drilling the drill hole was logged for potential economic pay zones of hydrocarbons, and was subsequently cased for completion and testing based on that data.

The foregoing is not a complete summary of the terms of the PA2 described in this Item 1.01 and 1.02, and reference is made to the complete text of the PA2 attached hereto as Exhibit 10.1.

SECTION 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Items 1.01 and 1.02 of this Current Report on Form 8-K that relates to the disposal of our 100% interest in the seismic data is incorporated by reference into this Item 2.01.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Participation Agreement, dated November 30, 2007(1)
(1) Incorporated by reference to the Current Report on Form 8-K filed with the SEC on December 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuance Resources Corp.

By:        /s/ James D. Bunney
             James D. Bunney
Title:    Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director

Date:     February 6, 2007